CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-278510 on Form S-3, the Registration Statement No. 333-291672 on Form S-8, and the Registration Statement No. 333-262566 on Form S-8, of our auditor’s report dated March 12, 2026 with respect to the consolidated financial statements of TerrAscend Corp. (and its subsidiaries) as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025, 2024 and 2023, as included in the Annual Report on Form 10-K of TerrAscend Corp. for the year ended December 31, 2025, as filed with the United States Securities and Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 12, 2026

Toronto, Canada